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                                                                   Exhibit 23(a)






The Board of Directors
HSBC Americas, Inc.:

We consent to the incorporation by reference in Form S-3 of HSBC Americas, Inc. of our report dated January 23, 1998, with respect to the consolidated balance sheets of HSBC American, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the consolidated balance sheets of Marine Midland Bank and subsidiaries as of December 31, 1997 and 1996, which report appears in the December 31, 1997 annual report on Form 10-K of HSBC Americas, Inc. We also consent to the reference to our firm under the heading "Experts" in the Form S-3.


                                                      KPMG Peat Marwick LLP



Buffalo, New York
May 26, 1998